                                                                 EXHIBIT 99.8.58

                                   PNC FUNDS
                              PNC ADVANTAGE FUNDS

                         SHAREHOLDER SERVICES AGREEMENT

      This Shareholder Services Agreement (the "Agreement") is made as of the 11th day of November, 2015, by and among PNC Funds ("PNC Funds") and PNC Advantage Funds ("Advantage") (each a "Fund" and collectively the "Funds" or "we," "our" or "us"), each on behalf of its series (each, a "Portfolio"), American United Life Insurance Company ("you," "your") concerning the provision of shareholder services to Plan Participants (as defined below) who may from time to time own certain classes of shares of beneficial interest in one or more Portfolios, and solely for purposes of Section 4, PNC Capital Advisors, LLC ("PNC Capital"). This Agreement shall apply to classes of shares of beneficial interest of the Portfolios for which shareholder servicing fees may be payable (collectively, "Shares").

                                    RECITALS

      WHEREAS, employee benefit plans and individual retirement accounts and plans, including accounts and plans which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") (individually, a "Plan" and collectively, "Plans") may invest in the Portfolios through an intermediary or custodian on behalf of participants in the Plans ("Plan Participants") or offer to Plan Participants the opportunity to invest in the Portfolios;

      WHEREAS, you have contractually agreed to provide recordkeeping and other administrative services to such Plans with respect to the Shares, including (among other things) Plan Participant recordkeeping services, shareholder/administrative services and other investor and communication services, as more fully described below;

      WHEREAS, such Plans and Plan Participants investing in the Shares may require some or all of the Services (as defined below) that may benefit them and facilitate their ability to invest in Shares;

      WHEREAS, the Portfolios desire to arrange for the provision of the Services;

      WHEREAS, your affiliate, OneAmerica Securities ("Dealer") has entered into a Dealer Agreement with the Distributor under which Dealer provides certain distribution, sales, marketing and other related services required to be performed by a broker-dealer;

      WHEREAS, the parties agree that, except for those services required to be performed by Dealer, you, directly or through other designees or agents, will be responsible for all Services to be performed in accordance with the terms and conditions of this Agreement in exchange for the compensation due under this Agreement;

      WHEREAS, PNC Capital, a SEC registered investment adviser, has an agreement to act as investment adviser for the Funds, an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act"), and each Portfolio, and is a party to this Agreement solely for the purpose of the obligation to pay certain fees and expenses as described in Section 4 of this agreement and set forth in Schedule A and for no other obligation under the Agreement.

      NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the Funds, PNC Capital and you agree as follows:

The terms and conditions of this Servicing Agreement are as follows:

      SECTION 1. Services

      You agree to provide the following services (the "Services") for Plans and/or Plan Participants who may from time to time own Shares:

      (i) Establishing and maintaining, on behalf of the Plans and Plan Participants, one or more omnibus accounts (each, an "Account") with the Portfolios;

      (ii) Aggregating and processing purchase and redemption requests for Shares from Plan Participants and placing net purchase and redemption orders with the Funds' transfer agent;

      (iii) Providing Plan Participants with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions;

      (iv) Processing dividend payments from a Portfolio on behalf of the Plans and Plan Participants and assisting Plan Participants in changing dividend options, account designations and addresses;

      (v) Providing periodic statements to Plan Participants showing their positions in Shares and any transactions in Shares during the period in a Plan Participant's account;

      (vi)   Arranging for bank wires;

      (vii)  Responding to inquiries relating to the services performed by you;

      (viii) Providing all transfer and sub-transfer agency, administrative, recordkeeping and sub-accounting services with respect to Shares owned by Plans and Plan Participants;

      (ix) Delivering prospectuses, including summary prospectuses, as applicable, and/or statements of additional information of the Portfolios, as supplemented from time to time, (each, a "Prospectus"), and confirmations in respect of any transactions in Shares by Plans and Plan Participants;

      (x) Forwarding or causing to be forwarded all shareholder communications from us, including, without limitation, proxy statements, Prospectuses, shareholder reports, annual and semi-annual financial statements, and dividend, distribution, and tax notices) to Plans and Plan Participants;

      (xi) Receiving, tabulating, and transmitting proxies executed by beneficial owners;

      (xii) Taking such action as necessary so that the transactions contemplated by this Agreement shall not be nonexempt "Prohibited Transactions" under Section 406 of ERISA or Section 4975 of the Code; and

      (xiii) Providing such other services as are required by applicable law, as are customarily provided in respect of the activities contemplated by this Agreement or that a Portfolio may request, to the extent you are not prohibited from performing such services under applicable statutes, rules, or regulations.

      You agree to provide the Services and perform your other obligations under this Agreement in accordance with applicable law. You will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services.

      SECTION 2. Limited Agency; Transmission of Orders

      You are hereby authorized and appointed to act as limited agent to accept orders for the purchase and redemption of Shares and to tender Shares to the Portfolios' transfer agent for exchange or redemption, subject to such procedures and practices as are established by the Portfolios and provided to you in writing from time to time. All orders for the purchase of Shares are subject to acceptance or rejection by the Portfolios in their sole discretion.

      Payment for purchases of Shares will be made by wire order from you in immediately available funds directly to the Portfolios' transfer agent unless otherwise instructed by the Portfolios. Payment shall be made by American United Life Insurance on the business day following the transmission of a purchase order or as otherwise specified in writing by the Portfolios. If payment is not so received or made, and documents required by the applicable Portfolio are not received, the transaction may be cancelled at the Portfolio's discretion. In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss, including loss of profit, suffered by a Portfolio from your failure to make payments or provide documents as aforesaid; You shall not be entitled to any gains generated thereby. You also assume responsibility for any loss to a Portfolio caused by any order placed by you on an "as-of' basis subsequent to the trade date for the order, and will immediately pay such loss to such Portfolio upon notification or demand. Such orders shall be acceptable only as permitted by the Portfolio and shall be subject to the Portfolio's policies pertaining thereto.

      SECTION 3. Limitation on Representations

      Neither you nor any of your officers, employees, affiliates or agents are authorized to make any representations concerning the Funds, a Portfolio or Shares except those contained in a Portfolio's then-current Prospectus, copies of which will be supplied by us to you, or in such supplemental literature or advertising the use of which may be authorized by us in writing.

      SECTION 4. Fees.

      In consideration of the Services provided by you hereunder, we will pay or cause to be paid to you or the Portfolio's transfer agent as your agent, and you will accept as full payment therefor, the fees as set forth in the fee schedule attached as SCHEDULE A.

      In addition, in consideration of the services you provide hereunder, PNC Capital will separately pay you the fees set forth under "PNC Capital Paid Fees" in the fee schedule attached as Schedule A.

      For purposes of determining the fees payable under this Section 4, the daily net asset value of the Participants' Shares will be computed in the manner specified in the Portfolio's Prospectus in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rates payable to you and provided for above may be prospectively increased or decreased by us and PNC Capital, in our and PNC Capital's sole discretion, at any time, upon notice to you. Further, we may, in our discretion and without notice, suspend the sale of Shares, including the sale of such Shares to you for the account of any Plan or Plan Participant.

      You agree and acknowledge that compensation paid to you by us hereunder may be paid from the proceeds of a shareholder servicing plan and pursuant to the terms and conditions set forth in the then-current Prospectus. You agree to waive fees payable by us hereunder to the extent the payments under such shareholder servicing plan with respect to the Shares held in an Account are insufficient to the pay the fees due hereunder.

      You will furnish us or our designees with such information as we or our designees may reasonably request (including, without limitation, periodic certifications confirming the provision of the Services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

      SECTION 5. Pricing Errors.

      Any pricing errors affecting a Portfolio will be subject to a Portfolio's NAV error correction procedures or such similar policies and procedures as are adopted from time to time by a Portfolio's Board of Trustees. With respect to errors that can be corrected in full or in part by the reprocessing of Shares or the adjustment of accounts or sub-accounts, you agree to reprocess such transactions or adjust such accounts or sub-accounts to correct the under-or over-issuance of Shares upon notice of the error. You agree to use commercially reasonable efforts to collect and return any monies paid to you, a Plan or a Plan Participant in error.

      SECTION 6. Termination. This Agreement is terminable, without penalty, by any party upon 30 days' written notice to the other parties. Termination of this Agreement shall terminate any obligation to pay you any compensation hereunder.

      SECTION 7. PROSPECTUSES. Each Portfolio will cause to be provided to you the number of Prospectuses, proxy solicitation materials, periodic shareholder reports, and such other materials and reports with respect to the Portfolios as you may reasonably request ("Disclosure Materials") in order for you to forward them to Plans and Plan Participants.

      SECTION 8. NOTICE.

      Notice is hereby given that this Agreement has been executed on behalf of the Funds by an officer of the Funds in his or her officer capacity and not individually and the obligations hereunder are not binding upon any of the Trustees, officers, employees or representatives of the Funds, but bind only each Fund on behalf of its applicable Portfolio, and all persons dealing with any Portfolio must look solely to the Portfolio's property for the enforcement of any claims.

      SECTION 9. TRADING INFORMATION.

      You agree to provide to the Portfolios, promptly upon written request, the TIN, International Taxpayer Identification Number ("ITIN") or other government-issued identifier ("GII"), if known, of any or all of your customers who beneficially own Shares under this agreement ("Shareholders"), and the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date, transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request. If requested by a Portfolio or its designee, you agree to use best efforts to determine promptly whether any specific person about whom you have received the identification and transaction information specified above is itself a financial intermediary ("Indirect Intermediary") and, upon further request of the Portfolio or its designee, promptly either (i) provide (or arrange to have provided) the information set forth above for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Portfolios. You also agree to inform the Portfolios whether you plan to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Portfolios should be consistent with the NSCC Standardized Data Reporting Format or another industry standardized data reporting format.

            (a) PERIOD COVERED BY REQUEST. Requests must set forth a specific period for which transaction information is sought, which generally will not exceed ninety (90) days (or any three (3) month period, as applicable) of transaction information. The Portfolios may request transaction information older than ninety (90) days from the date of the request as it deems appropriate to investigate compliance with policies established by the Portfolio for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Portfolios.

            (b) LIMITATIONS ON USE OF INFORMATION. The Funds agree not to use the information received for marketing or any other similar purpose without your prior written consent.

            (c) AGREEMENT TO RESTRICT TRADING. You agree to execute written instructions from the Portfolios to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Portfolios as having engaged in transactions of the Portfolios' Shares (directly or indirectly through an account with you) that violate policies established by the Portfolios for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares.

            (d) FORM OF INSTRUCTIONS. Instructions to restrict trading must include the Shareholder(s)' TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

            (e) TIMING OF RESPONSE. You agree to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by you.

            (f) CONFIRMATION. You will provide written confirmation to the Portfolios that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

      SECTION 10. REPRESENTATIONS AND WARRANTIES

      You agree, represent and warrant as follows:

      (i) You have the corporate power and the authority to enter into and perform all of your duties and obligations under this Agreement;

      (ii) This Agreement constitutes your legal, valid and binding obligation and 1s enforceable against you in accordance with its terms;

      (iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority, is required in connection with your execution, delivery, or performance, of this Agreement;

      (iv) The execution, performance and delivery of this Agreement will not result in your violating any applicable law or breaching or otherwise impairing any of your contractual obligations;

      (v) You will disclose to the Plans and Plan Participants that you provide services with respect to the Portfolios and that you receive compensation for providing such services for the Portfolios, and will provide to such Plans such other information regarding your services rendered and compensation as is reasonably required by such Plans to comply with their reporting and disclosure obligations under ERISA or other applicable law, including but not limited to Form 5500;

      (vi) In performing under this Agreement, you will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies, including with the provisions contained in federal and state securities laws governing the distribution of Prospectuses;

      (vii) All orders transmitted by you shall be sent by or under the authority and direction of a person designated by you as being duly authorized to act on behalf of the owner of the Accounts. The Portfolios and their agents shall be entitled to rely on the existence of such authority and to assume that any person transmitting orders for the purchase, redemption or transfer of Shares is authorized to do so. You further agree to be responsible for the accuracy and propriety of all data transmitted to the Portfolios or their agents by you or on your behalf;

      (viii) You will comply with all requirements applicable to you under ERISA and Department of Labor ("DOL") Regulations thereunder with respect to the any Plans investing in the Portfolios and serviced by you, including without limitation and to the extent applicable, DOL Regulations Section.2550.404a-5 and Section.2550.408b-2;

      (ix) no services provided by you hereunder will be primarily intended to result in the sale of any Shares; and

      (x) You are permitted under applicable laws to receive all payments contemplated herein.

      We agree, represent and warrant as follows:

      (i) We have the corporate power and the authority to enter into and perform all of our duties and obligations under this Agreement;

      (ii) This Agreement constitutes our legal, valid and binding obligation and is enforceable against us in accordance with its terms;

      (iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority, is required in connection with our execution, delivery or performance, of this Agreement;

      (iv) The execution, performance and delivery of this Agreement will not result in our violating any applicable law or breaching or otherwise impairing any of our contractual obligations; and

      (v) In performing under this Agreement, we will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

      The above representations and warranties of each party shall be considered ongoing representations and warranties for the duration of the existence of this Agreement.

      SECTION 11. INDEMNIFICATION.

      We agree to indemnify, defend and hold harmless you, your officers, directors, employees, and affiliates from and against any and all losses, damages, costs, charges, payment obligations, claims, liabilities and expenses (including reasonable attorney's fees) which you, your officers, directors, employees, and affiliates may incur arising out of or based upon any untrue statement, or alleged untrue statement, of material fact contained in any registration statement, Prospectus, or based upon any omission, or alleged omission, to state a material fact required to be stated to make the statements contained therein not misleading.

      In addition, we agree to indemnify, defend and hold harmless you, your officers, directors, employees, and affiliates from and against any and all losses, damages, costs, charges, payment obligations, claims, liabilities and expenses (including reasonable attorney's fees) which you, your officers, directors, employees, and affiliates may incur arising out of or attributable to: (i) our bad faith, gross negligence, or willful misconduct in carrying out or causing to carry out our duties and responsibilities relating to this Agreement (ii) any breach of our representations and warranties contained in this Agreement; and (iii) any breach by us of a provision of this Agreement.

      You agree to indemnify and hold harmless us and each of our officers, directors, employees, and affiliates from and against any and all losses, damages, costs, charges, payment obligations, claims, liabilities and expenses (including reasonable attorney's fees) which any of them may incur arising out of or attributable to: (i) your bad faith, gross negligence, or willful misconduct in carrying out or causing to carry out your duties and responsibilities relating to this Agreement; (ii) any breach of your representations and warranties contained in this Agreement; and (iii) any breach by you of a provision of this Agreement.

      Notwithstanding anything in this Agreement to the contrary, in no event shall any party or their affiliates or any of their directors, officers, or employees be liable to the other party under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.

      This section 11 shall survive termination of the Agreement.

      SECTION 12. NON-EXCLUSIVE ARRANGEMENT.

      Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

      SECTION 13. EXPENSES.

      Except as provided to the contrary in this Agreement, each party will bear all expenses necessary and incidental to the performance of its obligations under this Agreement.

      SECTION 14. PRIVACY.

      Notwithstanding anything in the Agreement to the contrary, each party agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "GLB Act"), disclosed under the Agreement is for the specific purpose of permitting the other party to perform the services set forth in the Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the GLB Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent as necessary to carry out the services set forth in the Agreement or as otherwise permitted by Regulation S-P or the GLB Act.

      SECTION 15. REGISTERED INVESTMENT COMPANY.

      Each Portfolio's performance of its obligations pursuant to this Agreement, including, without limitation, the purchase, exchange and redemption of Shares, shall be subject to applicable law, including the Investment Company Act of 1940, the terms and conditions set forth in each Portfolio's Prospectus and each Fund's and Portfolio's organizational documents. In no way will the provisions of this Agreement limit the authority of the Funds or any Portfolio to take such lawful action as each of them may deem appropriate or advisable in connection with all matters relating to the operation of the Funds or any Portfolio and the sale of the Shares.

      SECTION 16. ANTI-MONEY LAUNDERING.

      You represent and warrant that you have adopted an anti-money laundering program ("AML Program") that complies with all applicable laws, including the Bank Secrecy Act, as amended by the USA PATRIOT Act (the "PATRIOT Act," and together with the Bank Secrecy Act, the "Act"), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the Financial Industry Regulatory Authority ("FINRA") or any other applicable regulatory organization (collectively, "AML Rules and Regulations"). You further represent that your AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) includes a customer identification program consistent with the rules under section 326 of the Act,
(6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control ("OFAC") list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine our AML books and records. You will, upon our reasonable request, not more than once each year, certify to us that you remain in compliance with AML Rules and Regulations.

      SECTION 17. You hereby certify that you are following all requirements, laws, rules and regulations in connection with your handling of orders for transactions in the Shares and performing your obligations hereunder, including but not limited to:

      (a) Rule 22c-1(a) under the 1940 Act, as you trade on a fully disclosed basis through DTCC;

      (b) The provisions regarding the purchase, exchange and redemption of Shares and market timing policies, as described in the Portfolios' Prospectuses and/or as communicated to you from time to time; and

      (c) Your internal controls, policies and procedures that are effective and reasonably designed to prevent violations of law and the Prospectus requirements related to the handling and transmitting of purchase, exchange and redemption orders to ensure the prompt and accurate transmission of such orders to the Portfolios or their agents and to prevent any orders received by the Portfolios after the cutoff time specified in a Portfolio's Prospectus for processing on a particular day or at a particular time (the "next NAV") from being transmitted to the Portfolios or their agents for processing at that next NAV.

      (d) You shall monitor all accounts held by you for inappropriate trading activity such as market timing, excessive short-term trading and such other activity described in the Portfolios' Prospectuses as being inappropriate or impermissible and shall inform the Portfolios of any such activity that you identify.

      SECTION 18. NOTICES.

      All notices and other communications will be duly given if mailed, telegraphed, telexed, or transmitted by similar telecommunications device to the following addresses:

      If to the Portfolios:

      [Portfolio Name]
      c/o PNC Capital Advisors, LLC
      One East Pratt Street, 5th Floor East
      Baltimore, MD 21202
      Attn: Jennifer E. Spratley

      If to you:

      American United Life Insurance Company
      Attn: General Counsel
      1 American Square, P.O. Box 368
      Indianapolis, In 46206

      SECTION 19. GOVERNING LAW.

      This Agreement will be construed in accordance with the laws of the State of New York.

      SECTION 20. ASSIGNMENT.

      The Agreement may not be assigned without written consent of the parties.

      SECTION 21. COUNTERPARTS.

      This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

      SECTION 22. SEVERABILITY.

      If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the-remaining provisions and portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

      SECTION 23. AMENDMENT.

      This Agreement may be amended, modified, superseded, or cancelled only by a written instrument executed by all of the parties, except that you agree that the Funds may modify or amend this Agreement upon written notice to you of such modification or amendment which shall be effective on the date stated in such written notice.

      SECTION 24. WAIVER.

      The terms of this Agreement may be waived only by a written instrument executed by the party waiving compliance.

      If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at the address shown above.


Very truly yours,


                                        PNC FUNDS

                                        By
                                           -------------------------------------
                                                Authorized Officer

                                        PNC ADVANTAGE FUNDS

                                        By
                                           -------------------------------------
                                                Authorized Officer

                                        PNC CAPITAL ADVISORS, LLC
                                        Solely for purposes of payment of fees
                                        pursuant to Section 4 hereto:

                                        By
                                           -------------------------------------
                                                Authorized Officer


                                        Accepted and agreed to:

                                        OneAmerica Financial Partners Inc.
                                        ----------------------------------------
                                        Firm Name

                                        By
                                           -------------------------------------
                                                Authorized Officer

                                        ----------------------------------------
                                        Account Number
                                        35-014825
                                        Taxpayer Identification Number
                                        4591
                                        Dealer Code

                                        Address: 1 American Square, P.O. Box 368
                                        Indianapolis, In 46206

                                   SCHEDULE A

                                                                                                                  SHAREHOLDER
                                                                                                ADMINISTRATIVE    SERVICE FEE
                                                                                                FEE IN BASIS       IN BASIS
                                                                     CUSIP         TICKER        POINTS(PNC         POINTS
PNC FUND NAME                                                        NUMBER        SYMBOL         CAPITAL)        (PNC FUNDS)
---------------------------------------------------------------  -------------  ------------   ----------------  --------------
EQUITY FUNDS

PNC INTERNATIONAL EQUITY FUND CLASS A                              69351J306    PMIEX                35               25
PNC INTERNATIONAL EQUITY FUND CLASS I                              69351J108    PIUIX                25
PNC LARGE CAP CORE EQUITY FUND CLASS I                             69351J405    PLEIX                25
PNC LARGE CAP GROWTH FUND CLASS A                                  69351J249    PEWAX                35               25
PNC LARGE CAP GROWTH FUND CLASS I                                  69351J256    PEWIX                25
PNC LARGE CAP VALUE FUND CLASS A                                   69351K105    PLVAX                35               25
PNC LARGE CAP VALUE FUND CLASS I                                   69351K303    PLIVX                25
PNC MID CAP FUND CLASS I                                           69351J561    PMVIX                25
PNC MULTI-FACTOR SMALL CAP CORE CLASS A                            69351J389    PLOAX                35               25
PNC MULTI-FACTOR SMALL CAP CORE CLASS I                            69351J413    PLOIX                25
PNC MULTI-FACTOR SMALL CAP GROWTH CLASS A                          69351J421    PLWAX                35               25
PNC MULTI-FACTOR SMALL CAP GROWTH CLASS I                          69351J447    PLTIX                25
PNC MULTI-FACTOR SMALL CAP VALUE FUND CLASS I                      69351J280    PMUIX                25
PNC SMALL CAP FUND CLASS I                                         69351J322    PPCIX                25
PNC BALANCED ALLOCATION FUND CLASS I                               69351J736    PBLIX                25

TARGET DATE FUNDS

PNC TARGET 2020 FUND CLASS I                                       69351K873    PDTCX                25
PNC TARGET 2030 FUND CLASS I                                       69351K865    PDTEX                25
PNC TARGET 2040 FUND CLASS I                                       69351K857    PDTGX                25
PNC TARGET 2050 FUND CLASS I                                       69351K840    PDTIX                25
PNC RETIREMENT INCOME FUND CLASS I                                 69351K832    PDTAX                25